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                                                                    Exhibit 99.2

                                   TERMS SHEET
                     FIBERCORE, INC. AND TYCO SIGMA LIMITED

1. PARTIES. FiberCore, Inc., a Nevada corporation with its principal place of business at 253 Worcester Road, Charlton, Massachusetts ("FiberCore") and Tyco Sigma Limited, a Bermuda corporation and a wholly-owned subsidiary of Tyco International Ltd., with its principal place of business at the Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke, Bermuda ("TSL").

2. OVERVIEW. TSL will provide nine million dollars to FiberCore in immediately available funds to be used by FiberCore only to extinguish FiberCore's debt to Algar S.A. - Empreendimentos E Participacoes and FiberCore will provide stock to TSL in accordance with the terms and conditions of this Terms Sheet.

3. EXECUTION AND CLOSING DATE. This Term Sheet will be agreed to and executed by both parties on or before September 5, 2000, and the transaction will close on September 5, 2000 ("Closing Date").

4.   TRANSACTION.

     A.   On the Closing Date,

          1. TSL will provide nine million United States dollars ($9,000,000) to FiberCore in immediately available funds; and

          2. FiberCore will provide to TSL 1,352,375 shares of its common stock, the amount of which was determined according to the following formula:

               a.   The price of each share will be:

                    (1) the weighted average trading price per share, as provided by Bloomberg L.P., for the ten business days ending on and including August 29, 2000 ($7.4773);

                    (2) multiplied by 90% and rounded to four decimal places ($6.7296);

                    (3) divided into $9,000,000.00 and rounded to the nearest share (1,337,375).

               b. Add 15,000 shares to the number of shares determined by 3.A.2(a) (1,352,375).

     B. TSL's obligation to provide funds pursuant to Paragraph 4.A.1 is expressly conditioned upon FiberCore providing evidence satisfactory to TSL that Algar S.A. - Empreendimentos E Participacoes waived the deadline for payment by FiberCore, as more fully described in Subsection 4.C of this Agreement.

     C. FiberCore will use the $9,000,000 received from TSL only to extinguish the entire principal of the US$ 10,000,000.00 Promissory Note dated June 20, 2000 between FiberCore, Inc. and Algar S.A. - Empreendimentos E Participacoes, a company organized under the laws of the Federative Republic of Brazil ("Note") as permitted under 2.4 of the Loan Agreement dated as of June 20, 2000 between Algar S.A. - Empreendimentos E Participacoes and FiberCore, Inc., which specifies that if "the Borrower makes all payments due thereunder on or before August 31, 2000 . . . the Principal Amount shall be reduced to US $ 9,000,000.00." The August 31, 2000 date was extended to September 9, 2000 in a waiver from Algar to FiberCore and the waiver will be formalized in document dated September 4, 2000 ("Algar Waiver").


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     D.   FiberCore will pay off the entire Note principal together with all other payments due on the Note by September 8, 2000. If FiberCore breaches this provision, TSL, at its sole option, in addition to other legal rights and remedies, may return the shares it received under 4.A.2 to FiberCore and FiberCore shall immediately return $9,000,000 to TSL, plus interest calculated from September 5, 2000 until the date the money is paid to TSL. The interest rate shall be Prime as at September 5, 2000, plus 3%. Prime will be the PRIME RATE published in THE WALL STREET JOURNAL in the Money Rates section on September 6, 2000.

     E. FiberCore shall forward the Certificate of Common Stock to: Tyco International (US) Inc., attn Thomas G. Ernst, 9 West 57th Street, 43rd Floor, NY, NY 10019.

     F. From time to time TSL may sell its shares of FiberCore common stock, whether such sale occurs pursuant to Rule 144(k), in private placements, piggybacked as agreed with FiberCore on FiberCore registrations, or otherwise in conformance with the Federal securities laws.

          1. TSL will sell these shares in an orderly fashion in conformance with the rules and regulations of the Securities and Exchange Commission governing resales of the shares of FiberCore common stock held by TSL.

          2. FiberCore agrees to provide reasonable assistance in TSL's efforts to sell its shares of FiberCore common stock as described above, including but not limited to the prompt reissuance of certificates in which legends that are no longer necessary or appropriate have been removed and the prompt giving of Rule 144 opinions in a form reasonably acceptable to TSL.

5.   REPRESENTATIONS.

     A. FiberCore represents that the Algar Waiver has been received and is valid.

     B. FiberCore represents that there have been no material adverse changes to the business or financial condition of the company since it reported its financial results through June 30, 2000.

     C. FiberCore represents that: it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; it has all requisite corporate power and authority to enter into this Terms Sheet and to carry out the transactions contemplated in this Terms Sheet; the execution, delivery and performance of this Terms Sheet by FiberCore has been duly and validly authorized and approved by all necessary corporate action; and this Terms Sheet is valid, binding and enforceable against FiberCore and its successors and assigns in accordance with its terms (except to the extent that enforcement is effected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     D. TSL represents that: it is a corporation duly organized, validly existing and in good standing under the laws of Bermuda; it has all requisite corporate power and authority to enter into this Terms Sheet and to carry out the transactions contemplated in this Terms Sheet; the execution, delivery and performance of this Terms Sheet by TSL has been duly and validly authorized and approved by all necessary corporate action; and this Terms Sheet is valid, binding and enforceable against TSL and its successors and assigns in accordance with its terms (except to the extent that enforcement is effected by laws pertaining to bankruptcy,


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          reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     E. TSL represents that it has had general access to FiberCore's SEC filings through public sources, and FiberCore provided, or promised to provide other information that TSL requested pertaining to TSL's investments in FiberCore.

6.   MISCELLANEOUS.

     A. The failure of either party to enforce the provisions hereof or to exercise the rights granted hereunder or the agreement of the parties to waive enforcement thereof, at any time or for any period of time shall not constitute or be construed to be a waiver of any other failure or breach of such provisions or rights, or any other provision of this Terms Sheet, or the right of such party thereafter to enforce each and every such provision or right, nor shall such failure or agreement be deemed to be an amendment to this Terms Sheet.

     B. The terms of this transaction may be modified or amended only by an instrument in writing duly executed by appropriate representatives of both parties.

     C. This Terms Sheet shall be governed by and construed according to the laws of the State of New York with out regard to its conflicts of laws provisions.

     D. This Agreement may be considered executed with facsimile copies of the signature page showing the Agreement has be signed by authorized representatives of the parties if the parties forward signature pages with original signature to the other party within one calendar week of executing the Agreement.


ACCEPTED AND AGREED,
INTENDING TO BE LEGALLY BOUND:

      TYCO SIGMA LIMITED                     FIBERCORE, INC.


BY:   /s/ BYRON KALOGEROU              BY:   /s/ STEVEN PHILLIPS
      -------------------                    -------------------
      Byron Kalogerou                        Steven Phillips
      President                              Chief Financial Officer & Treasurer
                                             (Interim) and Director


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